AGREEMENT AND PLAN OF MERGER

BETWEEN

BMP HOLDINGS INC.

AND

PIXARBIO CORPORATION

This **AGREEMENT AND PLAN OF MERGER** (the "Agreement"), dated as of October ___, 2016 is by and between **BMP HOLDINGS INC.**, a Delaware corporation (the "Parent Corporation") and **PIXARBIO CORPORATION** (the "Merging Sub").

W I T N E S S E T H

WHEREAS, the Parent Corporation is the owner of one hundred percent (100%) of the outstanding shares of capital stock of the Merging Sub; and

WHEREAS, the Board of Directors of the Parent Corporation and the Merging Sub have each deemed it advisable and in the best interests of the Parent Corporation and the Merging Sub that the Merging Sub merge with and into the Parent Corporation; and

WHEREAS, the Board of Directors of the Parent Corporation and the Board of Directors of the Merging Sub have approved the Merger upon the terms and subject to the conditions set forth herein, in the Certificate of Merger (the "Certificate of Merger") and the Articles of Merger (the "Articles of Merger").

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. **The Merger.**

The Merging Sub shall be merged with and into the Parent Corporation upon the Effective Time (defined hereinafter) of the Merger. At the Effective Time, the separate legal existence of the Merging Sub shall cease, and the Parent Corporation shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware under the name PixarBio Corporation.

2. **Certificate of Merger and Articles of Merger; Filings.**

Subject to the provisions of this Agreement, on the date hereof, the parties shall duly prepare, execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law (the "DGCL") with respect to the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with

the Secretary of State of the State of Delaware and the filing of the Articles of Merger with the Secretary of State of the State of Nevada (the "Effective Time").

3. **Certificate of Incorporation, By-laws.**

The Certificate of Incorporation of the Parent Corporation, as amended to the extent provided in the Certificate of Merger, and the By-laws of the Parent Corporation, as in effect at the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

4. **Directors and Officers.**

The directors and officers in office of the Merging Sub upon the Effective Time of the Merger shall be the members of the Board of Directors and the officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the By-laws of the Surviving Corporation.

5. **Conversion of Securities and Consideration**.

At the Effective Time, by virtue of the Merger and in consideration therefor, and without any action on the part of the Merging Sub or the Parent Corporation or any stockholder thereof, (i) each share of the Merging Sub's common stock shall be cancelled, and (ii) each share of the Parent Corporation shall remain unchanged in the hands of the holders therefore as an outstanding share of the Parent Corporation.

6. **Succession.** At the Effective Time, the Corporation shall succeed the Merging Sub in the manner and as more fully set forth in the DGCL and specifically as follows:

(a) The separate corporate existence of the Merging Sub shall cease, and the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, liabilities and duties of the Merging Sub;

(b) All and singular rights, privileges, powers and franchises of the Merging Sub and all property, real, personal and mixed, and all debts due to the Merged Corporation on whatever account, as well as for share and note subscriptions and all other things in action or belonging to the Merging Sub shall be vested in the Surviving Corporation;

(c) All property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Merging Sub, and the title to any real estate vested by deed or otherwise in Merging Sub shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the Merging Sub shall be preserved unimpaired;

(d) All debts, liabilities and duties of the Merging Sub shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it;

(e) All corporation acts, plans, policies, agreements, arrangements, approvals and authorizations of the Merging Sub, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to the Merging Sub; and

(f) The Surviving Corporation shall be subject to suit, and the Surviving Corporation hereby agrees that it may be sued, in the State of Nevada for as long as any liability remains outstanding in the State of Nevada for any prior obligation of the Merging Sub.

(g) The employees and agents of the Merging Sub shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees of the Merging Sub, except to the extent that the laws of the State of Delaware shall preclude or allow greater or lesser such rights and benefits, and as determined from time to time by the Board of Directors of the Surviving Corporation.

7. **Entire Agreement**.

This Agreement together with the Certificate of Merger and Articles of Merger constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

8. **Successors and Assigns**.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9. **Governing Law; Submission to Jurisdiction.**

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

Signature Page Follows

AGREEMENT AND PLAN OF MERGER

BETWEEN

BMP HOLDINGS INC.

AND

PIXARBIO CORPORATION

Signature Page

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the _____ day of October, 2016.

BMP HOLDINGS INC.

By: [signature]
Name: Francis M. Reynolds
Title: Chief Executive Officer

PIXARBIO CORPORATION

By: [signature]
Name: Francis M. Reynolds
Title: Chief Executive Officer